Exhibit 99.1

             PMC-Sierra Provides Update to Q3 2006 Business Outlook


     SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 25, 2006--PMC-Sierra, Inc. (Nasdaq:PMCS), a leading provider of high-speed broadband communications and storage semiconductors, is today providing an update to its business outlook for the third quarter of 2006. The Company now expects revenues for the third quarter ending October 1st, 2006, to be in the range of $114 million to $116 million compared to revenues in the second quarter of 2006 of $118.8 million. The Company's previous outlook for third quarter revenues announced on the July 20th 2006 earnings conference call was for a revenue range of $122 million to $124 million.

     The revision in outlook for revenues for the third quarter of 2006 is primarily attributable to changes in customer demand related to the Company's communications products. Due to cost containment efforts, the Company expects operating expenses for the third quarter of 2006 to be at or below $60 million compared to the outlook for expenses provided during the earnings conference call on July 20th of $62.5 million to $63.5 million.

     "Business activity in the third quarter is less than earlier expected in the communications area, particularly in Asia, while activity in enterprise storage continues to improve as previously expected," said Bob Bailey, Chairman and CEO of PMC-Sierra. "We remain positive on the industry trends for continued build-out of next-generation network infrastructure, enterprise storage and deployment of Fibre-To-The-Home."

     On August 25th, 2006, PMC-Sierra announced the closing of its development site in Ottawa, Canada, that is expected to result in the elimination of between 30 and 40 positions. That workforce reduction, combined with the elimination of approximately 10 positions at the Company's development site in Portland, Oregon, is estimated to result in operating expense savings of approximately $1.5 to $1.7 million in the fourth quarter of 2006 and a normalized quarterly expense savings of approximately $1.8 to $2.2 million in subsequent quarters. The Company expects to complete the restructuring activities by the end of 2006.

     Third Quarter 2006 Conference Call

     Management will be providing a review of the Company's third quarter 2006 results and provide guidance for the fourth quarter of 2006 during a conference call at 1:30 pm Pacific Time/4:30 pm Eastern Time on October 19th, 2006. To listen to the call, investors can access an audio webcast of the conference call on the Financial Events and Calendar section at http://investor.pmc-sierra.com/. A replay of this webcast will be posted and available two hours after the conference call has been completed. A replay of the webcast will be available for five business days.

     Safe Harbor Statement

     This press release may contain forward-looking statements, which are subject to risks and uncertainties. The forward looking statements include the estimate of revenue and expenses for the third quarter, expectations regarding enterprise storage and other industry trends and expected expense savings from the closing of operations in Ottawa and Portland. Actual results may differ from projections. The Company's SEC filings describe more fully the risks associated with the Company's business including PMC-Sierra's limited revenue visibility due to variable customer demands, orders with short delivery lead times and customer concentration, and changing environments in the different segments and regions of the business. The Company does not undertake any obligation to update the forward-looking statements.

     About PMC-Sierra

     PMC-Sierra(TM) is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers and customer premises equipment. PMC-Sierra offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

     (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. PMC is a registered trademark of PMC-Sierra, Inc. in the United States and other countries. PMC-SIERRA, PMCS and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. Other product and company names mentioned herein may be trademarks of their respective owners.


     CONTACT: PMC-Sierra, Inc.
              Alan Krock, 408-988-1204
              David Climie, 408-988-8276
              Susan Shaw, 408-988-8515